Exhibit 21

                The First Republic Corporation of America

                           List of Subsidiaries




                     The First Republic Building Corp.
                     Bluepoints Company Inc.
                     Bluepoints Company Inc. of Maryland
                     Hanora Spinning Inc.
                     Quality Yarns Inc.

                     Whitlock Combing Company, Inc.
                     Hanora South Inc.
                     J & M Dyers Inc.
                     FRC of Delaware Inc.
                     FRCA Sunscape Corp.

                     Midland Health Care Inc.
                     Midland at Rochelle Park Inc.
                     Midland Health Care at Logan Manor Inc.
                     Marchelot S.A.